Exhibit 99.1

Enviva Partners, LP Appoints Shai Even as Chief Financial Officer

BETHESDA, MD, May 30, 2018 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today announced that Shai Even, former Chief Financial Officer for Alon USA Energy, Inc. and Alon USA Partners, LP, will succeed Stephen F. Reeves as the Partnership’s Chief Financial Officer, effective June 4, 2018.  Mr. Reeves has resigned from the Partnership for personal reasons.

“Enviva would not be the company it is today without Steve.  The Board of Directors and I are grateful for his many significant contributions to Enviva over his more than six years with us, including the finance and accounting organizations that he built which remain in place,” said John Keppler, Chairman and Chief Executive Officer.

“I am particularly excited to welcome Shai, who has extensive experience serving in senior financial and management roles at master limited partnerships and an impressive history in the energy sector,” added Keppler.  “With his proven track record, I am confident he will be a key member of the Enviva team as we continue to take advantage of the tremendous growth opportunities before us.”

Mr. Even has 25 years of experience in operational and strategic finance, most recently serving as Chief Financial Officer of Alon USA Energy, Inc. and Alon USA Partners, LP, a publicly-traded master limited partnership.  While with Alon, Shai led the parent company’s successful IPO on the NYSE in 2005 and the successful IPO of Alon’s MLP in 2012.  He also led the company’s two major acquisitions and scaled its finance organization to complement the growth of the company.

Prior to joining Alon USA Energy, Mr. Even served as the Chief Financial Officer of DCL Group in Tel Aviv, Israel, and as an auditor with KPMG.  He has a bachelor’s degree in Economics and Accounting from Bar-Ilan University and is a Certified Public Accountant.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com